EXHIBIT 10.1

AMC Entertainment Holdings, Inc.

Non-Employee Director Compensation Plan

Summary

Effective January 1, 2014

On the first business day of each calendar year, each member of the Board of Directors (the “Board”) of AMC Entertainment Holdings, Inc. (the “Company”), including directors that are not independent under the rules and regulations of the New York Stock Exchange and Securities and Exchange Commission but excluding those directors that are employed by the Company, its parent company Dalian Wanda Group Co., Ltd., or their affiliates (the “Non-Employee Directors”), will receive the following compensation:

•                  an annual cash retainer of $50,000;

•                  an annual stock award with a value of $100,000;

•                  an annual cash retainer of $5,000 for service on each of the Company’s Audit, Compensation and Nominating & Corporate Governance Committees;

•                  an annual cash retainer of $15,000 for service as the chairman of the Company’s Audit Committee; and

•                  an annual cash retainer of $10,000 for service as the chairman of each of the Company’s Compensation and Nominating & Corporate Governance Committees.

Stock awards will be made pursuant to the Company’s 2013 Equity Incentive Plan, and the number of shares to be awarded will be determined by dividing $100,000 by the average closing price of the stock for the five trading days prior to the date of the stock award.  If a director begins service after the first business day of a calendar year, the annual cash retainer and the annual stock award will be prorated for the partial year of service.

Additionally, the Company shall reimburse the Non-Employee Directors for their reasonable out-of-pocket travel and related expenses incurred in connection with their service on the Board.